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Pricing Supplement No. 2  Dated June 5, 1998   Filed Pursuant to: Rule 424(b)(3)
(To Prospectus dated October 30, 1997 and      File No. 333-38387
Prospectus Supplement dated November 17, 1997)


                              BANC ONE CORPORATION
                                MEDIUM-TERM NOTES
                   DUE NINE MONTHS OR MORE FROM DATE OF ISSUE

This document (the "Pricing Supplement") is issued to give details of an issue by BANC ONE CORPORATION (the "Company") of its Medium-Term Notes.

This Pricing Supplement relating to $250,000,000 of the Company's Floating Rate Senior Medium-Term Notes due June 14, 1999 (the "Notes") supplements the terms and conditions in, and incorporates by reference, the Prospectus dated October 30, 1997 and the Prospectus Supplement dated November 17, 1997 relating to up to $4,000,000,000 of the Company's Medium-Term Notes, and all documents incorporated by reference therein (together, the "Prospectus"), and should be read in conjunction with the Prospectus. Unless otherwise defined in this Pricing Supplement, terms used herein have the same meaning as in the Prospectus.

                                         DESCRIPTION OF THE NOTES
Date of Issue:  06/10/1998     [X]Senior           [ ]Fixed Rate Note               [ ]LIBOR Reuters
Maturity Date:   06/14/1999    [ ]Subordinated     [ ]CD Rate Note                  [ ]LIBOR Telerate
CUSIP:  05943FAR6                                  [ ]Commercial Paper Rate Note    [ ]Prime Rate Note
                                                   [X]Federal Funds Rate Note       [ ]Treasury Rate Note
                                                   [ ]LIBOR Note                    [ ]CMT Rate Note

Principal Amount:   $250,000,000

Issue Price (as a percentage of Principal Amount):   100.00%

Commission or discount (as a percentage of Principal Amount):   0.0%

Specified Currency:   U.S. Dollars

Base Rate:   Federal Funds Rate

Initial Interest Rate:   5.63%

Interest Payment Dates:   Each March 14, June 14, September 14 and December 14,
  commencing September 14, 1998 and ending June 14, 1999. Contrary to the statements in the Prospectus Supplement under the caption "Description of Notes -- Payment of Principal and Interest", interest payments on the Notes on an Interest Payment Date shall include accrued interest from and including the next preceding Interest Payment Date in respect of which interest has been paid or duly provided for (or from and including the date of issue if no interest has been paid) to, but excluding, such Interest Payment Date or the Maturity Date, as the case may be.

Regular Record Dates:   Fifteenth calendar day, whether or not a Business Day,
  immediately preceding the related Interest Payment Date.

Index Maturity:   1 week

Index Currency:   U.S. Dollars

Designated CMT Telerate Page:   None

Designated CMT Maturity Index:   None

Spread:   Plus 3.0 basis points

Spread Multiplier:   None
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Minimum Interest Rate:   None

Maximum Interest Rate:   None

Interest Payment Period:   Quarterly

Interest Reset Period:   Weekly

Interest Reset Dates:   Tuesday of each week.

Interest Determination Dates:  Monday of each week.

Initial Redemption Date:   None

Initial Redemption Percentage:   None

Annual Redemption Percentage Reduction:   None

Optional Repayment Date(s):   None

Calculation Agent (If Applicable):   The Chase Manhattan Bank

                              PLAN OF DISTRIBUTION

The Notes will be sold to Merrill Lynch & Co. at the Issue Price set forth above for resale to one or more investors at varying prices related to prevailing market prices at the time of resale.

This Pricing Supplement may be used by Banc One Capital Corporation ("BOCC"), a wholly owned subsidiary of the Company, in connection with offers and sales related to secondary market transactions in the Notes. BOCC may act as principal or agent in such transactions. Such sales will be made at prices related to prevailing market prices at the time of sale.